Exhibit (a)(1)(v)

VONAGE HOLDINGS CORP.

Offer To Purchase For Cash any and all of the Outstanding

5.0% Senior Unsecured Convertible Notes due 2010

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON AUGUST 27, 2008 UNLESS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

July 30, 2008

To Our Clients:

Enclosed for your consideration is the Offer to Purchase dated July 30, 2008 (the “Statement”) and the accompanying Letter of Transmittal (the “Letter of Transmittal” and, together with the Statement, the “Offering Documents”) relating to the offer (the “Offer”) by Vonage Holdings Corp., a Delaware corporation (the “Company”), to purchase for cash, upon the terms and subject to the conditions set forth in the Offering Documents, the debt securities listed above (the “Notes”). Pursuant to the Offer, any and all of the outstanding principal amount of Notes will be purchased. As of July 30, 2008, there was $253,460,031 aggregate principal amount of Notes outstanding. The Offering Documents more fully describe the Offer. Capitalized terms used and not defined herein have the meanings given to them in the Statement.

The Offer is subject to the satisfaction of certain conditions, including (1) $185,000,000 minimum principal amount of Notes being validly tendered and not properly withdrawn, (2) the receipt by the Company of the proceeds of the Financing and (3) the satisfaction of certain other conditions to the Offer set forth in the Statement.

Notwithstanding any other provision of the Offer, the Company’s obligation to accept for purchase, and to pay the consideration and accrued interest for Notes validly tendered pursuant to the Offer is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver in its sole discretion of, the conditions to the Offer described in the Statement. In addition, notwithstanding any such conditions, subject to applicable law, the Company expressly reserves the right, at any time and in its sole discretion, to terminate or withdraw any one or more of the Offer.

We are the holder of Notes held for your account. A tender of such Notes can be made only by us as the Holder pursuant to your instructions. The enclosed specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Notes held by us for your account, pursuant to the terms and subject to the conditions set forth in the Statement.

The materials relating to the Offer are being forwarded to you as the beneficial owner of Notes carried by us for your account or benefit but not registered in your name. Any tender of Notes may only be made by us as a DTC participant and pursuant to your instructions. Therefore, the Company urges beneficial owners of Notes that hold through a broker, dealer, commercial bank, trust company or other nominee to contact such DTC participant promptly if they wish to tender Notes pursuant to the Offer.

Accordingly, we request instructions as to whether you wish us to tender your Notes with respect to any or all of the Notes held by us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to tender your Notes, all such Notes will be tendered, unless otherwise specified below. We urge you to read carefully the Statement and the other materials provided herewith before instructing us to tender your Notes.

Your instructions to us should be forwarded to us sufficiently in advance of the Expiration Date to permit us to submit a tender on your behalf and to ensure receipt by the Depositary of the required documents by the Expiration Date.

Your attention is directed to the following:

1. If you desire to tender any Notes pursuant to the Offer and receive the Tender Offer Consideration, we must receive your instructions and Substitute Form W-9 (included herewith) in ample time to permit us to effect a tender of Notes on your behalf prior to midnight, New York City time, on the Expiration Date.

2. Any transfer taxes incident to the transfer of Notes from the tendering Holder to the Company will be paid by the Company, except as provided in the Offer Documents. If you wish to have us tender any or all of your Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. Please indicate whether you wish to have us tender any or all of your Notes on or prior to the Expiration Date.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING 5.0%

SENIOR UNSECURED CONVERTIBLE NOTES DUE 2010

OF VONAGE HOLDINGS CORP.

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Offer by Vonage Holdings Corp., with respect to the Notes.

This will instruct you to tender the number of Notes indicated below held by you for the account of the undersigned, on the terms and subject to the conditions in such Statement and Letter of Transmittal.

NOTES WHICH ARE TO BE TENDERED.	PRINCIPAL AMOUNT*

*	If the undersigned does not fill in the blank, or unless otherwise indicated, the execution and delivery of these instructions constitute the undersigned’s instruction to you to tender with respect to the entire principal amount of Notes held by you for the account of the undersigned.

SIGN HERE

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Dated:                                 , 2008

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